Prospectus

for

Zapaat Context Web Search

(trading as Sahas Technologies LLC)

1. Executive Summary

1.1 Business Concept

Zapaat is a Context Web Search Engine that provides information to users based on Keywords and Context input from Internet users. As the Internet grows in size, it is increasingly important that appropriate Search methods be available to Internet users for conducting searches. Due to the increasing size of the Internet, traditional search methods with only keywords, is becoming deprecated. Traditional search methods are becoming increasingly unable to provide accurate and relevant information to the Internet users.

Zapaat addresses this issue by introducing a context web search engine that collects the context definition as well as keyword from the Internet user to provide the requested information.

1.2 Product

Zapaat is a website for Internet Searches available at http://zapaat.com

Zapaat uses two user inputs:

  Keywords : Definition of particular word or phrase being searched within relevant web pages.

  Look in Websites about : Definition of the relevant websites that are to be considered.

Connected Word Concept: Zapaat uses connected words concept to accurately collect the phrase that is being searched by the Internet user. This increases the accuracy and relevance of the information provided.

1.3 Customer

The Customers for Zapaat are all global users of the Internet.

1.4 Competitive Advantage

Zapaat introduces a new method for Internet searching by using both Keywords and Context definition from the Internet user, thereby providing accurate and relevant information. As no other Internet search engine provides such a method for Internet searching, Zapaat has a competitive advantage of such innov ation. A patent is being sought to protect the innovation from being used by competitors.

1.5 Team

The team currently consists of the inventor Syamantak Saha, who is a Data Management consultant with over 12 years experience, providing consultancy to global Organizations in retail, banking/finance, telecommunication and public sector. Other Directors and Officers are to be determined.

1.6 Offer

The company is seeking an initial investment of $75000 for Product development and marketing.

2. Product

Zapaat introduces a new way to search for websites on the Internet. It significantly improves the efficiency of Internet searches, providing relevant information to the Internet user with minimal effort. To conduct Internet searches, Zapaat uses dual inputs from the Internet user:

    Keywords

    Look in Websites about

Having such a dual input, enables Zapaat to accurately find the requested information on the Internet.

2.1 Keywords Input

In the input for Keywords, the Internet user enters the word or phrase that is being searched on the relevant websites.

2.2 Look in websites about Input

In this input, the Internet user enters the description of the websites that are being considered for the search. This input creates the context for the search, within which the Keywords would be found.

2.3 Improved Efficiency

Due to the dual nature of Input for the Internet Search, there is a two phased processing of information by Zapaat to provide the requested websites. In the first phase, the Context for the Website is captured from the Internet. Next, within the websites that are relevant to the context, the keywords that are being searched, are attempted to be located. When the Keywords are found within the prior captured relevant websites, a match for the user request is found.

The Internet user obtains more precise information by using Zapaat for searches, taking less time per find.

2.4 Connected Word Concept for Zapaat Searches

Zapaat provides a connected word concept for Internet Searching. Using this concept, the user can define the exact word or phrase that is being searched. This further improves the accuracy and relevance of the information provided to the user.

For this, Zapaat uses hyphen to denote connected words. For example, if the phrase searched is 'jazz guitar', then the Keyword entered is:

Keyword : -Jazz Guitar-

This is different to entering:

Keyword : Jazz Guitar

without the hyphen for connected words. This would mean that the Internet user wants to find the word Jazz or the word Guitar in the relevant websites.

2.5 Product Status

Zapaat is now available on the Internet at

http://zapaat.com

2.6 Product Description

The usage of Zapaat is described below.

Main Screen

Zapaat Context Web Search

- Information by Relevance -

Keywords to search :

Look in websites about :

Explanation: Website Screen where Internet user enters search information.

Example Search 1

Zapaat Context Web Search

- Information by Relevance -

Keywords to search : Jazz

Look in websites about : New York

Explanation: User requests websites on New York that have word Jazz.

Information Provided for Example Search 1

The Official New York City Guide to NYC Attractions, Dining, Hotels and Things to Do / nycgo.com
http://www.nycgo.com/
..nyc jazz clubs Big Apple Jazz Tours Jazz at Lincoln Center

New York City - Wikipedia, the free encyclopedia
http://en.wikipedia.org/wiki/New_York_City
..The city was a center of jazz in the 1940s, abstract expressionism in the 1950s and the birthplace of hip hop in the 1970s. The city's punk and hardcore scenes were influential in the 1970s and 1980s, and the city has long had a flourishing scene for Jewish American literature. Jazz at Lincoln Center

Explanation: User is provided websites on New York that have word Jazz.

Example Search 2

Zapaat Context Web Search

- Information by Relevance -

Keywords to search : Jazz

Look in websites about : Kolkata

Explanation: User requests websites on Kolkata that have word Jazz.

Information returned from Example Search 2

Kolkata: Facts, Discussion Forum, and Encyclopedia Article
http://www.absoluteastronomy.com/topics/Kolkata
.. ... From the early 1990s, there has been an emergence of new genres of music, including fusions of BaulBaulBaul are a group of mystic minstrels from ..

Home - U.S. Consulate General Kolkata, India
http://kolkata.usconsulate.gov/
.. ...   Consul General in a "New York state of mind, on Indian Standard Time" at the Kolkata Autumn Music Festival 2010 On September 2 ..

Explanation: User is provided websites on Kolkata that have word Jazz.

Example Search 3

Zapaat Context Web Search

- Information by Relevance -

Keywords to search : -Bass Guitar-

Look in websites about : New York

Explanation: User requests websites on New York that have term -Bass Guitar-

Information provided for Example Search 3

New York Bass Guitar player Wanted,. Find Local Bass Guitar players on Bandmix.com
http://www.bandmix.com/new-york/bass-guitar/
New York Bass Guitar player Wanted,. Find Local Bass Guitar players on Bandmix.com .. .. New York Bass Guitar player Wanted,. Find Local Bass Guitar players on Bandmix.com Bass Guitar Players in New York BandMix.com connects ..

Electric Guitars
http://www.giftedartistmusic.com/electric-guitars/
cheap electric guitars, electric guitars for sale .. .. * Bass Guitars * Guitar Pics 2 Sided Guitar $950.00 New York Pro Electric Guitar - Jazz Box $299.95 New York Pro 4 String Bass Guitar $219.95 New Y ..
Electric Jazz Box Guitar at Professional Music Equipment.
http://www.professionalmusicequipment.com/content-product_info/product_id-1199/new_york_pro_electric_jazz_box_guitar.html
New York Pro electric jazz box guitar, electric guitar, guitar, guitars, beginner guitar, buy guitars, electric jazz box guitar at Professional Music Equipment. Shop securely. ..

Explanation: User is provided websites on New York that have term -Bass Guitar- or word Jazz.

Example Search 4

Zapaat Context Web Search

- Information by Relevance -

Keywords to search : -Bass Guitar- Jazz

Look in websites about : Kolkata

Explanation: User requests websites on Kolkata that have term -Bass Guitar- or word Jazz.

Information provided for Example Search 4

First Rock Concert Remembering Mohiner Ghoraguli - Wikipedia, the free encyclopedia
http://en.wikipedia.org/wiki/First_Rock_Concert_%E2%80%93_Remembering_Mohiner_Ghoraguli
.. ... The Baul Jazz fusion was the piece de resistance of the evening. It was presented by Tamojit Roy and Divya Mukhopadhyay on vocals, Pradip Chattopadhya ..

Kendraka on MySpace Music - Free Streaming MP3s, Pictures & Music Downloads
http://www.myspace.com/kendraka
MySpace Music profile for Kendraka. Download Kendraka Fusion / Jazz / Progressive music singles, watch music videos, listen to free streaming mp3s, & read Kendraka's blog. ..

School of Everything | Learn guitar near Kolkata
http://schoolofeverything.com/subject/guitar/kolkata/teaching
Learn guitar in Kolkata on School of Everything ..Kolkata, IndiaShowing members tagged as guitar near Kolkata. Also showing: Acoustic Guitar Guitar Teacher guitar classes Guitar lessons Bass rock piano Acoustic Music blues Electric Drums Electric Guitar music theory jazz Bass Guitar Violin Voice Classical Flute

Kolkata Bangla Band | Suspended Fifth | WBRi Exclusive Feature | Washington Bangla Radio USA
http://www.washingtonbanglaradio.com/content/kolkata-bangla-band-suspended-fifth-wbri-exclusive-feature

Visit our website & contact us to get featured on WBRi. Suspended Fifth Kolkata Bangla Band Calcutta Listen to Kolkata Bangla Rock Band songs online & read all about Suspended Fifth - the latest new Calcutta Bangla Band. WBRi Exclusive ...

Explanation: User is provided websites on Kolkata that have term -Bass Guitar- or word Jazz.

Example Search 5

Zapaat Context Web Search

- Information by Relevance -

Keywords to search : Kolkata -New York-

Look in websites about : Jazz

Explanation: User requests websites on Jazz that have word Kolkata or term -New York-

Example provided for Example Search 5

Jazz - Wikipedia, the free encyclopedia
http://en.wikipedia.org/wiki/Jazz
.. ... There have long been debates in the jazz community over the definition and the boundaries of jazz. Although alteration or transformation of jazz ..

THE OFFICIAL SITE OF THE UTAH JAZZ
http://www.nba.com/jazz/
Official site of the Utah Jazz provides information on players, coaches, stats, schedules and tickets. The Utah Jazz play at EnergySolutions Arena and are part of the NBA. ..New York

Jazz - AllAboutJazz.com
http://www.allaboutjazz.com/
Jazz reviews, interviews, news, forums, videos, downloads, photos, clubs, calendar and much more. ..New York, NY New York, NY New York, NY New York, NY New York, NY University of the Streets' October Concert Series Curated by Wayne Horvitz University of the Streets (New York, NY) New York, NY New York, NY The NEW YORK VOICES Festival

Jazz Online
http://www.jazzonline.com/
The Voice of Jazz ..The Traneumentary journey started summer 2006 with a visit with McCoy Tyner after a performance at New York famed Blue Note jazz club. After McCoys first set, I met him in his dressing room and presented an overview of this series and asked if he would be interested in participating. Read more ..

Explanation: User is provided websites on Jazz that have word Kolkata or term -New York-

3. Company Direction

3.1 Mission Statement

Zapaat aims to provide the highest quality website search engine for Internet users.

3.2 Strategic Vision

Zapaat envisions to globally provide an Internet information management system, that improves the usage and experience of Internet users.

4. Objectives

4.1 Financial Objectives

The financial objectives for the next 2-3 years is as follows:

  Raise $75000 at the end of year 1.

  Raise $150000 at the end of year 2.

  Raise $200000 at the end of year 3.

4.2 Strategic Objectives

Year 1

  Complete hardware and software configurations for global usage.

  Ready Website for trials at pilot locations.

  Market website at pilot locations.

  Apply for patent on product.

  Develop revenue features for software.

  Obtain customers.

Year 2

  Improve Software features.

  Increase locations of availability.

  Formalize patent for product.

  Refine revenue features for software.

  Obtain customers.

Year 3

  Complete availability of software at all locations.

  Add new features to the software.

  Improve hardware capability.

  Increase customers.

Year 4

  Increase revenue from product.

  Refine software features.

  Obtain more customers.

Year 5

  Establish research and development center for the Internet.

5. Research and Analysis

5.1 Internet Search Engine Analysis

There are existing search engines for Internet users that use Keywords to provide Websites to the user. However, the limitations of such search engines are that the information provided is not always according to the search request of the Internet user. This is mainly due to the extensive growth that the Internet has experienced over the last several years, which has rendered existing Search methods unable to cope with the variety of websites that are now available. The limitations of current search engines are:

  Insufficient human expression contained in the input text box.

  Insufficient differentiation of words and phrases in the entered text.

  Irrelevant information provided to user.

  Time-consuming to find the required information.

Zapaat addresses all of the above limitations of Internet searching, providing the Internet user with accurate and relevant information that improves user's Internet usage experience.

5.2 Zapaat Market Size

The target market for Zapaat are the global users of the Internet.

5.3 Zapaat Market Segment

The market segments for Zapaat are:

  Internet Users

  Businesses with Internet Websites.

5.4 Major Competitors

The major competitors for Zapaat are:

  Microsoft Bing

  Google

  Yahoo

However, all of the above search engines provide the traditional method of Internet Searching, unable to provide an accurate and relevant information requested by the Internet user.

As the such traditional Search engines have been exhausted with the ever increasing Internet size, over time, such traditional search methods would become deprecated.

5.5 Competitive Analysis

The majors competitors for Internet searching provide traditional and legacy method of Internet searching. Such methods are increasingly inefficient with accurate search information with the growth of the Internet. As a result, the user experience of the Internet user globally is being reduced, which is a threat to the Internet technology.

Zapaat replaces the traditional method of Internet searching with updated and latest technologies that efficiently deal with the ever-increasing size of the Internet. There is an urgent need to revive the search experience of the Internet user, which the traditional and legacy search methods are unable to provide.

A patent on the Search method is being sought, which would legally deter any search engines to profit from the innovation of Zapaat. Therefore, the context based search method introduced by Zapaat is protected from such competitors, ensuring Zapaat's presence with such traditional Search engines.

6. SWOT Analysis

6.1 Strengths

  Low cost of providing per Internet User

  Information provided to Internet User is of higher quality, relevance and accuracy.

  Vast opportunities for expansions, due to scalability.

  Sought patent for product, leading to its exclusivity.

6.2 Weaknesses

  Startup Company with limited funds and resources.

  New entrant to the Internet Search Engine market.

  Limited financial experience and network.

6.3 Opportunities

  Use of Product at global markets.

  Enhancement of product with several further new features.

  Increasing use of the Internet.

  Patents for new features and related Products.

6.4 Threats

  Aggressive takeover bid from Legacy and Traditional Search engine operators.

7. Key Success Factors

The key success factors for Zapaat are as follows:

7.1 Accuracy and Relevance of Information provided

Zapaat provides accurate and relevant information to the Internet user, greatly improving the user's experience for Internet searches.

7.2 Scalability

Zapaat is a scalable search engine with the ever increasing size of the Internet. As the Internet grows, the appeal and usage of Zapaat would increase in comparison to traditional search methods.

7.3 Patents

Patents are being sought for Zapaat Context Web Search to prevent competitors profiting from the innovation of Zapaat.

7.4 Global Product

Zapaat is envisaged to be a global search engine, providing to its various customers at different geographic locations.

7.5 Replace Traditional Methods

Zapaat replaces the traditional method of conducting Internet searches.

7.6 Ease of Use

Zapaat is very easy to use, enabling Internet users to benefit from its usage without a high learning time.

8. Strategic Plan

8.1 Marketing Plan

Zapaat is planned to be marketed to all Internet Users. The marketing theme would be to highlight the context relevance of Zapaat for Internet searches. This would be achieved through several channels such as:

Online advertising

Advertise at various popular websites to draw customers to Zapaat.

Posters and handouts

Handout marketing pamphlets to Internet users. Hang posters at locations visited by Internet users.

9. Operations Plan

Zapaat is an Internet software development firm and would employ software engineers to develop the product. Offices for Zapaat would be located at several locations as:

9.1 Head Office

USA : Responsible for all corporate decisions. Manage and deliver solutions for the needs of the North American market.

9.2 Global Offices

Initially, the company plans to open offices at the following locations:

Germany : Offices to manage and deliver the European operations for Zapaat. Tailor software solutions and features for the needs of the European markets.

China : Offices to manage and deliver the Chinese operations for Zapaat. Tailor software solutions and features for the needs of the Chinese market.

India : Offices to manage and deliver the Indian operations for Zapaat. Tailor software solutions and features for the needs of the Indian market.

10. Technical Plan

10.1 Hardware Plan

Several hardwares are needed for the global implementation of Zapaat. At each global location, the following hardware has to be configured and implemented:

Servers

The servers that host Zapaat website has to be configured.

Network

Network providers for Zapaat website has to be identified and managed to connect Zapaat to the Internet with high availability.

Desktops and Laptops

Desktop and/or Laptops for employees of Zapaat needs to be procured for operations management.

10.2 Software Plan

Operating Systems for Server

Operating Systems for Zapaat server needs to be procured and configured.

Install Website

The Zapaat software has to be installed on the server.

Operating System for Desktops

The Operating System for Desktops have to be configured to connect and manage Zapaat website.

11. Organizational Plan

The owners of Zapaat comprise the inventor of Zapaat technology, the management team and its investors. At each round of funding, the shareholder equity would be diluted accordingly. Current equity holdings are as follows:

Inventor : 100%

Management Team : 0%

Investors : 0%

Currently, there is one person in Management Team and no other shareholders for Zapaat.

The equivalent dollar amount for the time and resources expended on Zapaat by the Inventor till date is:

Inventor : $25,000

Management Team : $0

Investors : $0

11.1 Board of Directors

Executive Director (Chairman)

Syamantak Saha is the inventor of Zapaat and has been a Software Consultant for over 12 years, providing data management consultancy to organizations in the retail, banking/finance, telecommunications and public sector. He has a Master Degree in Engineering and is working on his PhD in Decision Science for Global Businesses. He is a member of IEEE and INFORMS.

11.2 Organizational Structure

Chief Executive Officer

Syamantak Saha would be responsible for the day-to-day operations of the firm, including supervision of staff, software development and all negotiations.

Chief Technical Officer

Would be responsible for the technology implementation of Zapaat globally.

Chief Financial Officer

Would be responsible for the financial management of Zapaat globally.

Business Development Manager

Would be responsible for marketing and selling Zapaat globally.

Technical Expertise

Information Technology Consultants and Contractors would be engaged by the Company to execute technical solutions.

Other Officer positions are to be decided.

12. Financial Plan

12.1 Initial Costs

The initial costs to launch a pilot for Zapaat is as follows:

Cost for Product Development = $80000

Cost for Marketing = $20000

Total initial Cost = $100000

12.2 Revenue Strategy

Customers for Zapaat are the Organizations with websites who are to be listed by Zapaat Context Web Search. The revenue for Zapaat is collected from such Organizations for their listings on Zapaat. Revenue is also collected from advertisements on Zapaat webpages that the Customer traverses to obtain the required information.

12.3 Listing Revenue

The pricing strategy for Zapaat is that customers are billed on the listing position for their website. Therefore, the higher the website is placed in the presented information to the Internet user, the higher would be the price for the Organization's listing. The prices for the listing are as follows:

Price per Day

Guaranteed First Page Listing = $20

Guaranteed First Page First Position = $40

Guaranteed First Page minimum Second Position = $35

Guaranteed First Page minimum Third Position = $30

Guaranteed First Page minimum Fourth Position = $25

Guaranteed First Page minimum Fifth Position = $23

Bold Listing = $10

The positions would be allocated on a first come first serve daily basis.

12.4 Advertising Revenue

Advertising Space would be available to Organizations who would like to advertise with Zapaat. Such advertisements would be displayed prior to rendering the requested information on an interim web page. The advertisements would be theme based, different to the listing revenue described above. The price for such advertisements are as follows:

Price per Day per Theme = $20

12.5 Expected Revenue

It is expected that Zapaat would have the following customers in the first year:

Listing Customers:

Guaranteed First Page Listing = 500

Guaranteed First Page First Position = 50

Guaranteed First Page minimum Second Position = 50

Guaranteed First Page minimum Third Position = 50

Guaranteed First Page minimum Fourth Position = 50

Guaranteed First Page minimum Fifth Position = 50

Bold Listing = 50

Revenue Generated from Listings

= (500 * 20) + (40 * 50) + (35 * 50) + (30 * 50) + (25 * 50) + (23 * 50) + (10 * 50)

= 10000 + 2000 + 1750 + 1500 + 1250 + 1150 + 500

= $ 18150

Advertisement Customers = 500

Revenue from Advertisement = 500 * 20

= $10000

Total Revenue in first Year = $28150

Initial Shortfall = Initial Cost - Expected Revenue

= 100000 - 28150

= $71850

In this, the Inventor has already invested $25000 towards initial product development.

Ongoing Costs:

Technology expertise = $20000

Rent = $8150

Total Ongoing Costs = $28150

Outstanding Funds requirement = Initial Shortfall - Initial Investment + Ongoing Costs

= $71850 - $25000 + $28150

= $75000

13. The Offer

The Company is seeking an initial investment of $75000 for product development and marketing. The company plans to do so by offering shares of the company to the public.

The Offer Plan

Total Shares Available = 7500000

Cost per Share = $1.00

Total offered Shares = 75000

Total investment raised through Shares = $75000

The Company will pass the profits earned to the Shareholders.

14. Financial Statements

For previous Financial Year Ending December 2010

Revenue:

Financing = $25000

Total Revenue = $25000

Cost:

Services = $10000

Sales = $1000

Total Cost = $11000

Gross Profit = $14000

Expenses:

Research and Engineering = $5000

General and Administrative = $2000

Intellectual Property = $1000

Total Expense = $8000

Net Income:

Income before Income tax = $6000

Provision for Income taxes = $1200

Net Income = $4800

Assets:

Current Assets:

Cash and Cash Equivalent = $5000

Marketable Securities = $75000

Total Current Assets = $80000

Plant, rental machines

and other property = $5000

Total Assets = $85000

Liabilities:

Current liabilities:

Taxes = $0

Compensation and Benefits = $6500

Total Liabilities = $6500

Cash Flow from operating activities

Net Income = $25000

Net cash provided from operating activities = $25000

Cash flow from investing activities

Payment for machines = $5000

Investment in software = $10000

Net cash used in investing activities = $15000